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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

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                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 11, 2002


                              SUNTERRA CORPORATION
             (Exact name of registrant as specified in its charter)



          Maryland                      000-21193                 95-4582157
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)



                             1781 Park Center Drive
                             Orlando, Florida 32835
                               "www.sunterra.com"
                    (Address of Principal Executive Offices)

                                  407-532-1000
              (Registrant's telephone number, including area code)
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Item 5. Other Events and Regulation FD Disclosure.

         As previously reported in a Form 8-K filed on June 2, 2000, Sunterra Corporation, a Maryland corporation (the "Company"), and 36 of its affiliates filed voluntary petitions for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland (Baltimore) (the "Bankruptcy Court"). Subsequently, two additional affiliates filed voluntary petitions under the Bankruptcy Code (together the cases are referred to as the "Chapter 11 cases" and the Company and the affiliated debtors are referred to as the "Debtors"). The Chapter 11 cases have been consolidated for procedural purposes and are being jointly administered under Case No. 00-5-6931-55-JS.

         Over the past several months, the Debtors and the statutory Creditors' Committee have been working toward the development of a consensual plan of reorganization that would enable the Debtors to emerge from bankruptcy. To that end, the Debtors and the Creditors' Committee are currently negotiating a plan of reorganization (the "Proposed Plan") under which the principal form of distribution to unsecured creditors would be the common stock of the Company as reorganized ("Reorganized Sunterra").

         Based on the Debtors negotiations with the Creditors' Committee, the Proposed Plan calls for one class of general unsecured creditors and for separate classes for each of the Company's three public debt issues (together, the "Notes"). Under the Proposed Plan, with certain limited exceptions, the common stock of Reorganized Sunterra would be distributed to the Debtors' general unsecured creditors and to the holders of the two senior classes of Notes, namely the 9 1/4% Senior Notes due 2006 ("Senior Notes") and the 9 3/4% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes"). Holders of the Company's 5 3/4% Convertible Subordinated Notes due 2007 (the "Convertible Notes") would not receive common stock, but instead would receive warrants to purchase common stock priced at a premium to the per share value of the common stock as determined under the plan. Holders of the Senior Notes would receive 62.36% of the shares available for distribution to the Company's public debt issues, with holders of the Senior Subordinated Notes receiving the remaining 37.64% of the shares available for distribution to the Company's public debt issues. The Company anticipates that all of the existing shares and rights to shares of stock in the Company would be cancelled and that holders of shares would receive no distribution.

         Although the Proposed Plan is confidential and has not been filed with the Bankruptcy Court, Magten Asset Management Corp. ("Magten") and State Street Bank and Trust Company ("State Street") have disclosed certain aspects of the Proposed Plan as described above in a motion to determine plan classification (the "Motion") filed with the Bankruptcy Court on January 11, 2002. Magten is a member of the Creditors' Committee and, according to the Motion, owns or acts as advisor for approximately $61.04 million in principal amount of the Convertible Notes. State Street is the successor indenture trustee for the Convertible Notes and an ex officio member of the Creditors' Committee. The Motion objects to the separate classification of the Notes claiming that the subordination provisions of the Convertible Notes do not apply to distributions of common stock of Reorganized Sunterra and that the Convertible Notes are entitled to share equally with the Senior Notes and the Senior Subordinated Notes in any distribution of common stock.

         We are reporting this information at this time only because it is included in the Motion and related papers that Magten and State Street have filed with the Bankruptcy Court. While the information reflects current negotiations, it is preliminary and subject to change upon filing and confirmation, if any, of a definitive plan of reorganization.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

         None.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SUNTERRA CORPORATION
                                       (Registrant)



Date: January 28, 2002                 By:  /s/ Nicholas J. Benson
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                                       Nicholas J. Benson
                                       President and Chief Executive Officer

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